Exhibit 99.1

Rimage Reports Solid First Quarter Operating Results

Minneapolis, MN—April 20, 2006—Rimage Corporation (Nasdaq: RIMG) today reported sales of $22,637,000 for the first quarter of 2006 ended March 31, an increase of 8% from $20,875,000 in the year-earlier quarter. Sales exceeded the previously issued financial guidance for this period. First quarter earnings came to $1,634,000 or $0.16 per diluted share, which were at the upper end of the guidance range for this period. As previously reported, Rimage’s earnings included $1.2 million of expense related to the conclusion of a strategic engagement with an international consulting group and approximately $200,000 of stock compensation expenses due to the required adoption of SFAS No. 123(R), “Share Based Payment.” Rimage reported earnings of $2,691,000 or $0.27 per diluted share in the first quarter of 2005.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Our first quarter operating results were generated by sales of Producer CD/DVD publishing systems and related consumable supplies across a broad spectrum of market applications, with no single order accounting for a disproportionate share of our total first quarter sales. Sales in the first quarter of 2005 included retail-related shipments of approximately $4.0 million, but consistent with our financial guidance, we posted nominal retail sales in this year’s first quarter, reflecting the uneven pace of customer rollout schedules. Retailers have installed our systems in more than 1,000 locations, where they are used in photography, music and software publishing and business services applications. Other national retail chains are currently testing Rimage systems for similar applications.”

Aldrich continued: “During the first quarter, we concluded our strategic engagement with an international consulting firm to assess Rimage’s current operations and potential new market applications. We believe this extensive process of research and implementation will strengthen our prospects in 2006 and beyond by positioning Rimage to take optimum advantage of both current and new opportunities that leverage our core competencies in mission critical CD/DVD publishing solutions. Rimage also continued making growth-related investments in product development, expanding global sales and marketing support and strengthening our business systems. In March, we introduced our Producer III series of CD/DVD publishing systems, which feature higher production throughput and enhanced operator convenience. As reported previously, we also started implementing an enterprise resource planning system that will significantly strengthen our ability to manage Rimage’s anticipated future growth. We expect to invest more than $4.0 million in this initiative during 2006, of which approximately $2.0 million will be capitalized. This project had a minimal impact on Rimage’s first quarter profitability, and the level of investment will vary in coming quarters.”

Financial Highlights
Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 47% in the first quarter of 2006 and accounted for 48% of sales, compared to 35% in the first quarter of 2005. The growth of consumable supplies has been generated by the continued expansion of the worldwide installed base of CD/DVD publishing system, as well as Rimage’s strategic emphasis on this portion of its business.

International sales increased 11% in the first quarter and accounted for 38% of total sales, compared to 37% in the year-earlier period. The European market continued to generate the majority of international sales, but sales in Asian markets made a growing contribution, reflecting intensified sales efforts in this region. Currency effects decreased worldwide sales by 3% in the first quarter of 2006.

Rimage generated substantial operating cash flows in the first quarter. Cash and marketable securities rose to $66,241,000, from $64,471,000 at the end of 2005. Stockholders’ equity increased to $80,288,000, from $76,529,000 at the end of 2005.

For the second quarter of 2006 ending June 30, Rimage is forecasting revenues of $22.0 to $24.0 million and earnings of $0.18 to $0.23 per diluted share, which includes estimated stock compensation expense of $300,000 to $500,000 pretax.

About Rimage
Rimage Corporation is the world’s leading provider of CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including digital photography, medical imaging and financial institutions. Visit our web site at www.rimage.com

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144

RIMAGE CORPORATION
Selected Consolidated Financial Information
(In thousands except per share data)
(Unaudited)

Consolidated Statement of Operations Information:

	Three months ended March 31,
	2006	2005
Revenues	$22,637	$20,875
Cost of Revenues	12,964	11,265

Gross Profit	9,673	9,610
Operating Expenses:
Research and Development	1,576	1,279
Selling, General and Administrative	6,123	4,360

Total Operating Expenses	7,699	5,639

Operating Income	1,974	3,971
Other Income, Net	621	201

Income Before Income Taxes	2,595	4,172
Income Tax Expense	961	1,481

Net Income	1,634	2,691

Net Income Per Basic Share	$.17	$.29

Net Income Per Diluted Share	$.16	$.27

Basic Weighted Average Shares Outstanding	9,685	9,422
Diluted Weighted Average Shares Outstanding	10,331	10,092

Consolidated Balance Sheet Information:

	Balance As Of
	March 31, 2006	December 31, 2005
	(Unaudited)
Cash and Marketable Securities	$66,241	$64,471
Accounts Receivable	12,468	12,689
Inventories	6,287	6,621
Total Current Assets	88,798	86,444
Property and Equipment, Net	3,029	2,525
Total Assets	91,863	89,009
Current Liabilities	11,549	12,467
Stockholders’ Equity	80,288	76,529

Conference Call and Replay

Rimage Corporation will review its first quarter operating results in a conference call at 4:30 PM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available through April 27, 2006 by dialing 1-303-590-3000 and providing the 11058973 confirmation code.